Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 registering 1,300,000 shares of common stock) pertaining to the GulfMark Offshore, Inc. 1997 Incentive Equity Plan of our report dated March 1, 2007, with respect to the consolidated financial statements of GulfMark Offshore, Inc. and Subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for the year then ended, included in GulfMark Offshore, Inc.’s  Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

/s/ UHY LLP

Houston, Texas
June 29, 2007